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                                 UNITED STATES                   OMB NUMBER
                      SECURITIES AND EXCHANGE COMMISSION          3235-0058
                            Washington, D.C.  20549            SEC FILE NUMBER
                                                                   0-26567
                                  FORM 12B-25                   CUSIP NUMBER
                                                                   26873Q
                           NOTIFICATION OF LATE FILING

(Check One): [X]Form 10-K [ ]Form 20-F [ ]Form 11-K [ ]Form 10-Q [ ]Form N-SAR
             For the Fiscal Year Ended:  March 31 2001
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             [ ] Transition Report on Form 10-K
             [ ] Transition Report on Form 20-F
             [ ] Transition Report on Form 11-K
             [ ] Transition Report on Form 10-Q
             [ ] Transition Report on Form N-SAR
             For the Transition Period Ended:__________________________________

If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates:

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PART I -- REGISTRANT INFORMATION

e-MedSoft.com
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Full Name of Registrant

n/a
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Former Name if Applicable

1300 Marsh Landing Parkway, Suite 106
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Address of Principal Executive Office (Street and Number)

Jacksonville, Florida  32250
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City, State and Zip Code

PART II--RULES 12b-25(b) AND (c)

If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rules 12b-25(b), the following should be completed. (Check box if appropriate)

               (a) The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;

  [X]          (b)  The subject annual report, semi-annual report, transition report on Form 10-K, Form 20-F, 11-K, Form N-SAR, or portion thereof, will be filed on or before the fifteenth calendar day following the prescribed due date; or the subject quarterly report of transition report on Form 10-Q, or portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and

               (c) The accountant's statement or other exhibit required by Rule 12b-25(c) has been attached if applicable.

PART III--NARRATIVE

State below in reasonable detail the reasons why the Form 10-K, 20-F, 11-K, 10-Q, N-SAR, or the transition report or portion thereof, could not be filed within the prescribed time period. (ATTACH EXTRA SHEETS IF NEEDED)

The Company has entered into several significant transactions during the final quarter of the fiscal year. These transactions

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include entering into various consolidated agreements and engaging a new independent accounting firm to audit the March 31, 2001 financial statements. Refer to the 8-K report filed by the Company on March 8, 2001. Due to the time required to obtain the information to properly account for these transactions and provide the disclosure required to be included in its annual report the Company is unable to file the 10-K within 90 days of the end of the fiscal year without incurring unreasonable effort and expense. The Company believes that it will meet the extended deadline for filing Form 10-K for the fiscal year ended March 31, 2001.


PART IV--OTHER INFORMATION

(1) Name and telephone number of person to contact in regard to this notification

           Gordon M. Bava                        310               312-4000
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                (Name)                        (Area Code)    (Telephone Number)

(2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If answer is no, identify report(s).

                                                            [X] Yes [ ] No

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(3)  Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report of portion
     thereof?                                               [X] Yes [ ] No

     See attached report

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                                  e-MedSoft.com
                  (Name of Registrant as Specified in Charter)

has caused this notification to be signed on its behalf by the undersigned hereunto duly authorized.


Date  July 2, 2001                By  /s/ SUZANNE K. HOSCH
                                      -----------------------------------------
                                      Suzanne K. Hosch, Chief Accounting Officer


INSTRUCTION: The form may be signed by an executive officer of the registrant or by any other duly authorized representative. The name and title of the person signing the form shall be typed or printed beneath the signature. If the statement is signed on behalf of the registrant by an authorized representative (other than an executive officer), evidence of the representative's authority to sign on behalf of the registrant shall be filed with the form.

                                    ATTENTION

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   INTENTIONAL MISSTATEMENTS OR OMISSIONS OF FACT CONSTITUTE FEDERAL CRIMINAL
                        VIOLATIONS (SEE 18 U.S.C. 1001)
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